MEDIMMUNE REPORTS RECORD REVENUES AND EARNINGS FOR 2003

2003 Revenues Grow 24 Percent to Surpass $1 Billion for First Time in Company History;2003
Adjusted Net Earnings Jump 81 Percent Over 2002

2003 Highlights
o     Synagis® and Ethyol® sales increased 26 percent and 23 percent, respectively
o     2003 adjusted net earnings grew 81 percent to $192 million ($0.76 per diluted share) from 2002 adjusted net earnings of $107 million ($0.42 per diluted share)
o     2003 GAAP net earnings increased to $183 million ($0.72 per diluted share) from a 2002 GAAP net loss of $1.1 billion ($4.40 per diluted share)
o     Cash and marketable securities increased 34 percent to $1.9 billion
o     Synagis label expanded to include congenital heart disease infants in U.S. and Europe
o     FluMist™ approved in June; launched in September
o     Investigational New Drug applications filed for Numax™ and anti-IL-9 monoclonal antibody
o     Multiple Phase 2 trials initiated for Vitaxin® and Ethyol
o     In-licensed rights to technologies targeting B-cell lymphoma and inflammatory diseases

GAITHERSBURG, MD, January 29, 2004 – MedImmune, Inc. (Nasdaq: MEDI) today announced that total revenues for the 2003 fourth quarter grew to $408 million, driving total revenues for the full year up 24 percent to $1.1 billion. Revenue growth was due primarily to the continued success of Synagis (palivizumab), the company’s flagship product used to prevent respiratory syncytial virus in high-risk infants. Worldwide sales of Synagis in 2003 were $849 million, a 26-percent increase over 2002 sales of $672 million. For the 2003 fourth quarter, worldwide sales of Synagis increased 14 percent to $358 million from $314 million in the 2002 fourth quarter. Sales of Ethyol (amifostine), the company’s first oncology product, were approximately $100 million for the year, increasing 23 percent over worldwide sales of $81 million in 2002. For the 2003 fourth quarter, Ethyol sales grew 12 percent to $29 million.

In 2003, MedImmune did not record any product sales-related revenue (royalties or transfer payments) for FluMist (Influenza Virus Vaccine Live, Intranasal) because the quantity and timing of doses sold, returned and discounted for the entire 2003/2004 influenza season were not sufficiently determinable. Once these variables can be determined for the season, MedImmune estimates that it might be able to recognize approximately $30 million in sales-related revenues for FluMist. FluMist is the first intranasal influenza vaccine, launched by MedImmune and its partner Wyeth in September 2003.

Other revenues for 2003 were $62 million, of which $46 million was from milestone and reimbursement payments from Wyeth for FluMist. In the fourth quarter, other revenues were $9 million, of which $8 million was associated with FluMist revenues not related to sales. In 2002, other revenues totaled $62 million for the year and $33 million for the fourth quarter.

“MedImmune’s core business remained strong throughout 2003, making substantial progress on all fronts with one exception,” said David Mott, MedImmune’s chief executive officer. “Offsetting a disappointing launch for FluMist were a number of exciting accomplishments, which most importantly included meeting our revenue and earnings goals due to solid growth from Synagis and Ethyol and substantially advancing our development pipeline.”

For the year ended December 31, 2003, MedImmune’s net earnings on a GAAP basis increased to $183 million, or $0.72 per diluted share, from a net loss in 2002 of $1.1 billion, or $4.40 per diluted share. The 2002 loss primarily reflects the impact of a $1.2 billion charge for acquired in-process research and development associated with the acquisition of MedImmune Vaccines, Inc. (formerly known as Aviron) in January 2002.

For the fourth quarter of 2003, MedImmune reported net earnings of $77 million, or $0.30 per diluted share, on a GAAP basis, versus net earnings of $85 million, or $0.33 per diluted share, in the 2002 fourth quarter.

Cash and marketable securities at December 31, 2003 grew to $1.9 billion, a 34-percent increase over cash and marketable securities at the end of 2002, primarily reflecting positive cash flow from the company’s ongoing business operations and the issuance of $500 million of convertible senior notes due 2023, partially offset by repurchases of approximately $230 million of our common stock in 2003.

Adjusted Results
MedImmune also announced “adjusted” results today for 2002 and 2003, which exclude certain amounts associated with the acquisition of MedImmune Vaccines. MedImmune computes adjusted earnings in both years by adding back amounts that are related to the acquisition of MedImmune Vaccines. In 2003, these amounts included: amortization of intangible assets; compensation expense associated with the assumption and vesting of unvested stock options; retention payments; and amortization of the premium on convertible subordinated notes acquired as a part of the acquisition of MedImmune Vaccines. In 2002, the adjusted amounts also included the acquired in-process research and development charge and severance payments in addition to amounts for the items previously listed. MedImmune believes the adjusted results for 2003 and 2002 are more indicative of the underlying trends in the operations of the business. The accompanying schedules present the reconciliation from GAAP results to adjusted results, with additional details included in the notes to those schedules.

Adjusted Earnings for the Year 2003
MedImmune’s 2003 adjusted earnings increased 81 percent to $192 million, or $0.76 per diluted share, from $107 million, or $0.42 per diluted share, in 2002.

Gross margins on product sales for 2003 were 71 percent, down three percentage points from last year, largely due to valuation adjustments for FluMist inventory. Partially offsetting this decrease were lower costs for CytoGam and Ethyol, and a favorable impact of a value-added tax refund for transfers of Synagis manufactured in Europe.

Research and development (R&D) expenses increased to $154 million in 2003 from $139 million in 2002. The increase is due largely to payments made in 2003 associated with gaining access to new data and technologies, and costs associated with the initiation of four Phase 2 studies for Vitaxin. In 2002, the company completed several late-stage clinical trials, including Phase 2 clinical trials with siplizumab, and the Phase 3 Synagis clinical trial in congenital heart disease patients that led to approval of an expanded indication by the U.S. Food and Drug Administration in September 2003.

Selling, general and administrative (SG&A) costs in 2003 increased to $333 million from $288 million in 2002 due primarily to an increase in co-promotion expenses for Synagis associated with the product’s sales growth. As a percentage of product sales, SG&A costs decreased to 34 percent in 2003 from 36 percent in 2002 due to product sales growing at a faster rate than expenses.

Other operating expenses in 2003 were $23 million compared to $79 million in 2002. The decrease is due to the shift in the costs of FluMist manufacturing that are included in inventory and cost of goods sold in 2003, but were expensed as other operating costs in 2002.

MedImmune estimates its effective tax rate to be 37 percent for 2003, consistent with 2002.

2003 Fourth Quarter Adjusted Earnings
For the 2003 fourth quarter, MedImmune’s adjusted net earnings decreased to $80 million, or $0.32 per diluted share, from adjusted net earnings of $92 million, or $0.36 per diluted share, in the 2002 fourth quarter.

Gross margins on product sales for the 2003 fourth quarter decreased to 67 percent, compared to 76 percent in the 2002 quarter, largely due to valuation adjustments to FluMist inventory during the fourth quarter of 2003.

R&D expenses increased to $41 million in the 2003 fourth quarter from $31 million in the 2002 fourth quarter, primarily due to the initiation of four Phase 2 trials for Vitaxin.

SG&A costs in the 2003 fourth quarter increased to $123 million from $103 million in the comparable 2002 period, due primarily to increases in marketing and co-promotion programs, largely for Synagis, and higher legal costs.

Other operating expenses in the 2003 fourth quarter were $1 million compared to $26 million in the 2002 fourth quarter due to the shift in the costs of FluMist manufacturing that are included in inventory and cost of goods sold in 2003, but were expensed as other operating cost in the 2002 quarter.

Conference Call & Webcast
MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, January 29, 2004 at 8:00 a.m. Eastern Time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via our website until February 5, 2004. An audio replay of the webcast will be available, beginning at 11:00 a.m. Eastern Time on January 29, 2004 and ending at midnight February 5, 2004 by calling (888) 286-8010. The passcode for the audio replay is 12142375.

About MedImmune
MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets four products, Synagis® (palivizumab), Ethyol® (amifostine), FluMist™ (Influenza Virus Vaccine Live, Intranasal), and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,800 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune and its products, visit the company’s website at www.medimmune.com.

Synagis is marketed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus in pediatric patients at high risk of RSV disease, which is prominent in the Northern Hemisphere from October through May. Ethyol is marketed for the reduction of both cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer or non-small cell lung cancer and moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid gland. FluMist is marketed for active immunization for the prevention of disease caused by influenza A and B viruses in healthy children and adolescents, 5-17 years of age, and healthy adults, 18-49 years of age. CytoGam is marketed for the prophylaxis against cytomegalovirus disease associated with transplantation of kidney, lung, liver, pancreas, and heart. For full prescribing information of all of MedImmune’s products, see the company’s website at www.medimmune.com.

DISCLOSURE NOTICE: The information contained in this document is as of December 31, 2003 and will not be updated as a result of new information or future events. This document contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties. You can identify those statements by the fact that they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects. Consequently, actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially are: seasonal demand for and supply of Synagis and FluMist; the commercial viability of FluMist; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products; effectiveness and safety of our products; exposure to product liability, intellectual property or other types of litigation; foreign currency exchange rate and interest rate fluctuations; changes in generally accepted accounting principles; growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q, its current reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease and influenza occur primarily during the winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future. MedImmune is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. This press release contains certain financial measures that are adjusted to exclude amounts required by GAAP, and includes the most directly comparable GAAP measure for each adjusted measure, as well as a reconciliation between the GAAP results and the adjusted results. This press release can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

— Tables Follow —

MedImmune, Inc.
Condensed Consolidated Statements of Operations (1)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(unaudited)
Revenues:
Product sales	$398,566	$351,003	$992,554	$790,906
Other revenue	9,258	33,020	61,780	61,778

	407,824	384,023	1,054,334	852,684

Costs and expenses:
Cost of sales	132,227	83,371	289,756	201,841
Research and development	41,169	34,784	156,318	147,942
Selling, general and administrative	124,823	106,076	340,902	299,562
Other operating expenses	1,332	31,918	26,138	100,029
Acquired in-process research and development	--	--	--	1,179,321

	299,551	256,149	813,114	1,928,695

Interest income, net	11,070	10,028	46,519	40,245
Gain (loss) on investment activities	2,620	(3,408)	3,438	(14,074)

Earnings (loss) before income taxes	121,963	134,494	291,177	(1,049,840)
Provision for income taxes	45,364	49,903	107,973	48,175

Net earnings (loss)	$76,599	$84,591	$183,204	$(1,098,015)

Basic earnings (loss) per share	$0.31	$0.34	$0.73	$(4.40)

Shares used in computing basic earnings (loss) per share	247,654	251,078	250,144	249,625

Diluted earnings (loss) per share	$0.30	$0.33	$0.72	$(4.40)

Shares used in computing diluted earnings (loss) per share	251,240	255,297	253,817	249,625

(1)     Certain prior year amounts have been reclassified to conform to the current presentation.

MedImmune, Inc.
Selected Financial Information – Reconciliation of GAAP to Adjusted Results (10) (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31, 2003				Three Months Ended December 31, 2002
	Acquisition-related				Acquisition-related
	GAAP (1)	Adjustments		Adjusted (2)	GAAP(1)	Adjustments		Adjusted (2)
Revenues:
Product sales	$398,566	$--		$398,566	$351,003	$--		$351,003
Other revenue	9,258	--		9,258	33,020	--		33,020

	407,824	--		407,824	384,023	--		384,023

Costs and expenses:
Cost of sales	132,227	(2,703	) (3)	129,524	83,371	--		83,371
Research and development	41,169	(243	) (4)	40,926	34,784	(3,730	) (7)	31,054
Selling, general and administrative	124,823	(1,983	) (5)	122,840	106,076	(3,225	) (8)	102,851
Other operating expenses	1,332	--		1,332	31,918	(6,366	) (9)	25,552
Acquired in-process
research and development	--	--		--	--	--		--

	299,551	(4,929)		294,622	256,149	(13,321)		242,828

Interest income, net	11,070	(425	) (6)	10,645	10,028	(466	) (6)	9,562
Gain (loss) on investment activities	2,620	--		2,620	(3,408)	--		(3,408)

Earnings before income taxes	121,963	4,504		126,467	134,494	12,855		147,349
Provision for income taxes	45,364	1,429		46,793	49,903	5,296		55,199

Net earnings	$76,599	$3,075		$79,674	$84,591	$7,559		$92,150

Basic earnings per share	$0.31	$0.01		$0.32	$0.34	$0.03		$0.37

Shares used in computing

basic earnings per share	247,654			247,654	251,078			251,078

Diluted earnings per share	$0.30	$0.02		$0.32	$0.33	$0.03		$0.36

Shares used in computing

diluted earnings per share	251,240			251,240	255,297			255,297

(1)

GAAP results are the company’s historical results that were prepared in accordance with accounting principles generally accepted in the United States of America and include the results of operations for MedImmune Vaccines, Inc. beginning January 10, 2002.

(2)	Acquisition-related adjustments are the amounts listed in notes (3) through (9) that are related to the company’s acquisition of MedImmune Vaccines, Inc.

(3)

Consists of costs included in FluMist inventory, principally $1.7 million for amortization of intangible assets and $1.0 million relating to stock compensation expense for acceleration of stock options and retention payments in connection with a retention plan.

(4)	Represents stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.

(5)	Represents amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.

(6)	Represents the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes.

(7)

Consists of $0.7 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $1.7 million for retention payments; and $1.3 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(8)

Consists of $2.5 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $0.5 million for retention payments; and $0.2 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(9)

Consists of $2.8 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $2.2 million for retention payments; and $1.3 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(10)	Certain prior year amounts have been reclassified to conform to the current presentation.

MedImmune, Inc.
Selected Financial Information – Reconciliation of GAAP to Adjusted Results (12) (Unaudited)
(in thousands, except per share data)

	Year Ended December 31, 2003				Year Ended December 31, 2002
	Acquisition-related				Acquisition-related
	GAAP (1)	Adjustments		Adjusted (2)	GAAP(1)	Adjustments		Adjusted (2)
Revenues:
Product sales	$992,554	$--		$992,554	$790,906	$--		$790,906
Other revenue	61,780	--		61,780	61,778	--		61,778

	1,054,334	--		1,054,334	852,684	--		852,684

Costs and expenses:
Cost of sales	289,756	(2,703	) (3)	287,053	201,841	--		201,841
Research and development	156,318	(2,610	) (4)	153,708	147,942	(9,386	) (8)	138,556
Selling, general and
administrative	340,902	(8,196	) (5)	332,706	299,562	(11,857	) (9)	287,705
Other operating expenses	26,138	(3,164	) (6)	22,974	100,029	(20,815	) (10)	79,214
Acquired in-process
research and development	--	--		--	1,179,321	(1,179,321	) (11)	--

	813,114	(16,673)		796,441	1,928,695	(1,221,379)		707,316

Interest income, net	46,519	(2,387	) (7)	44,132	40,245	(1,818	) (7)	38,427
Gain (loss) on investment
activities	3,438	--		3,438	(14,074)	--		(14,074)

Earnings (loss) before income
taxes	291,177	14,286		305,463	(1,049,840)	1,219,561		169,721
Provision for income taxes	107,793	5,048		113,021	48,175	14,972		63,147

Net earnings (loss)	$183,204	$9,238		$192,442	$(1,098,015)	$1,204,589		$106,574

Basic earnings (loss) per share	$0.73	$0.04		$0.77	$(4.40)	$4.83		$0.43

Shares used in computing
basic earnings (loss) per
share	250,144			250,144	249,625			249,625

Diluted earnings (loss) per share	$0.72	$0.04		$0.76	$(4.40)	$4.82		$0.42

Shares used in computing
diluted earnings (loss) per
share	253,817			253,817	249,625			252,653

(1)

GAAP results are the company’s historical results that were prepared in accordance with accounting principles generally accepted in the United States of America and include the results of operations for MedImmune Vaccines, Inc. beginning January 10, 2002.

(2)	Acquisition-related adjustments are the amounts listed in notes (3) through (11) that are related to the company’s acquisition of MedImmune Vaccines, Inc.

(3)

Consists of costs included in FluMist inventory, principally $1.7 million for amortization of intangible assets and $1.0 million relating to stock compensation expense for acceleration of stock options and retention payments in connection with a retention plan.

(4)

Consists of $1.4 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $0.5 million for retention payments, and $0.7 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(5)	Represents amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction.

(6)

Consists of $2.9 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction and $0.2 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(7)	Represents the amortization of premium on MedImmune Vaccines’ Convertible Subordinated Notes.

(8)

Consists of $4.6 million, principally for stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $1.7 million for retention payments; $1.3 million for stock compensation expense for acceleration of stock options in connection with a retention plan; and $1.8 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.

(9)

Consists of $11.1 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $0.5 million retention payments; and $0.2 million for stock compensation expense for acceleration of stock options in connection with a retention plan.

(10)

Consists of $13.2 million, principally for amortization of intangible assets and stock compensation expense for unvested stock options assumed in conjunction with the merger transaction; $2.2 million for retention payments; $1.3 million for stock compensation expense for acceleration of stock options in connection with a retention plan; and $4.0 million relating to retention payments and stock compensation expense for acceleration of stock options for certain executives of the acquired entity.

(11)

Represents the fair value of purchased in-process technology of $1.2 billion, primarily related to MedImmune Vaccines’ lead product candidate, FluMist, which had not been approved by the FDA at the time of the acquisition.

(12)	Certain prior year amounts have been reclassified to conform to the current presentation.

MedImmune, Inc.
Condensed Consolidated Balance Sheets (1)
(in thousands)

	December, 31 2003	December, 31 2002
Assets:
Cash and marketable securities	$1,900,149	$1,423,056
Trade and contract receivables, net	166,220	124,172
Inventory, net	91,703	59,963
Deferred taxes, net	180,602	247,773
Property and equipment, net	273,597	183,992
Goodwill and intangible assets, net	110,308	129,245
Other assets	72,091	20,088

	$2,794,670	$2,188,289

Liabilities and shareholders' equity:
Accounts payable	$22,116	$19,773
Accrued expenses	299,843	231,407
Advance to customer	51,910	--
Other liabilities	39,507	41,519
Long term debt	682,076	218,356
Shareholders' equity	1,699,218	1,677,234

	$2,794,670	$2,188,289

Common shares outstanding	248,036	251,262

(1)     Certain prior year amounts have been reclassified to conform to the current presentation.

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